FOR IMMEDIATE RELEASE

For Investor & Media Inquiries, contact:

Patty Dickerson

Vice-President External Affairs

214-459-3193

pd@ignispetroleum.com

IGNIS PETROLEUM GROUP, INC. ELECTS

GEOFFREY LOWNDES EVETT TO CHAIRMAN

OF THE BOARD OF DIRECTORS

DALLAS, Texas, March 14, 2007 - Ignis Petroleum Group, Inc., (OTCBB: IGPG), today announced the unanimous election of Mr. Geoffrey Lowndes Evett as Chairman of the Board of Directors. As a specialist in corporate planning and project finance, Mr. Evett brings Ignis over 30 years of international commercial banking experience. Among his achievements, Mr. Evett served as Chief Manager for Westminster Bank in London, where he dealt with international corporations' financing and capital needs.

Mr. Evett currently serves on the Ignis Board of Directors as a non-executive director where he serves on the audit and compensation committees. He is currently actively engaged on the management board of CR-City, A. S., a Czechoslovakian property development company where he recently led a $100 million financing for a major re-development project in the city of Prague. Mr. Evett is an Associate of the British Chamber Institute of Bankers and a recently appointed trustee of the British Coronary Thrombosis Trust.

"We are pleased that Geoff has accepted this responsibility in his role as Chairman," said Michael P. Piazza, Chief Executive Officer and President. "He will concentrate on the financing requirements of Ignis to grow the Company in line with the objectives of the highly-experienced management team now in place. Geoff brings a critical financial expertise to the group that we believe will serve Ignis well as we acquire and develop additional exploration and development projects."

About Ignis Petroleum

Ignis Petroleum Group, Inc. is a Dallas-based oil and gas production company focused on acquisition, exploration and development of crude oil and natural gas reserves in the United States. The Company's management has closely aligned itself with strategic industry partnerships and is building a diversified energy portfolio. It focuses on prospects that benefit from deep understanding by its management and technical team, new position opportunities, and application of new technology. For further information, visit www.ignispetroleum.com.

Safe Harbor for Forward-Looking Statements

This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil and gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.

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